Second Amendment to EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”), effective as of the 1st day of January, 2011 (the “Effective Date), is entered into by and among Thomas Properties Group, Inc., a Delaware corporation (“TPG”), Thomas Properties Group, LP., a Maryland limited partnership (the “Operating Partnership”) (TPG and the Operating Partnership are collectively referred to herein as the “Company”) and James A. Thomas (the “Executive”).

WHEREAS, the Company and Executive entered into an Employment Agreement dated as of October 13, 2004 and an Amended and Restated Employment Agreement dated as of December 18, 2008 (collectively, “Employment Agreement”). All capitalized terms not defined herein shall have the meanings given to them in the Employment Agreement.

WHEREAS, the Company and the Executive desire to amend the Employment Agreement to increase the term and to increase the base salary of the Executive.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.Employment Period - Subject to the provisions for earlier termination hereinafter provided, the Executive employment hereunder shall be extended for a term (the “Employment Period”) of two (2) years ending on December 31, 2013 (the “Initial Termination Date”), provided however, that this Agreement shall be extended for two (2) additional years on the Initial Termination Date and each two years (2) years thereafter unless either the Executive or the Company elects not to extend the term of the Agreement by notifying the other party in writing, of such election not less than sixty (60) days prior to the last date of the term then in effect.

2.Terms of Employment.

(b)    Sections 2 (b) (i) of the Employment Agreement is hereby amended to read as follows:

(i)Base Salary. Commencing on January 1, 2011, the Executive shall receive a base salary (the “Base Salary”) of $575,000 per annum, as the same may be increased thereafter (or thereafter decreased, but not below the initial Base Salary). The Base Salary shall be paid at such intervals as the Company pays executive salaries generally. During the Employment Period, the Base Salary shall be reviewed at least annually for possible increase (or decrease, not below the initial Base Salary) in the Company's sole discretion, as determined by the Company's compensation committee. Any increase in Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. The term “Base Salary” as utilized in this Agreement shall refer to Base Salary as so adjusted.

3.Miscellaneous.

(a)Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)Severability. The invalidity or unenforceability of any provision of this Amendment shall not affect the validity or enforceability of any other provision of this Amendment. In the event any provision or term hereof is deemed to have exceeded applicable legal authority or shall be in conflict with applicable legal limitations, such provision shall be reformed and rewritten as necessary to achieve consistency and compliance with such applicable law.

(c)Entire Agreement. This Amendment is integrated with and forms a part of the Employment Agreement, and except as expressly amended hereby, the Employment Agreement remains in full force and effect without modification.

(d)Counterparts. This Amendment may be executed simultaneously in two counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

THOMAS PROPERTIES GROUP, INC.
a Delaware Corporation
By:	/s/ James A. Thomas
James A. Thomas
Its:	Chief Executive Officer

THOMAS PROPERTIES GROUP, LP.,
a Maryland limited partnership

By:	THOMAS PROPERTIES GROUP, INC.
a Delaware Corportaion
General Partner
By:	/s/ James A. Thomas
James A. Thomas
Its:	Chief Executive Officer

EXECUTIVE
/s/ James A. Thomas
James A. Thomas